             PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 18, 2003                               Filed pursuant to Rule 424(b)(3)
                                                                                              Registration Statement No. 333-105719

                           NORSKE SKOG CANADA LIMITED
                    OFFER TO EXCHANGE ANY AND ALL OUTSTANDING
                       8 5/8% SERIES C SENIOR NOTES DUE 2011
            (U.S.$150,000,000 AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)
                                       AND
                            8 5/8% SENIOR NOTES DUE 2011
           (U.S. $250,000,000 AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)
                                       FOR
                       8 5/8% SERIES D SENIOR NOTES DUE 2011
           WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                             ----------------------

ADDITIONAL INFORMATION PROVIDED IN THIS PROSPECTUS SUPPLEMENT

o We are providing our unaudited Financial Statements and Management's Discussion and Analysis of Financial Statements for the three and six months ended June 30, 2003.

THE EXCHANGE OFFER

o Expires 5:00 p.m., New York City time, August 15, 2003, unless extended by us.

o Not conditional upon any minimum principal amount of outstanding 8 5/8% Series C Senior Notes Due 2011, or Series C notes, or 8 5/8% Senior Notes Due 2011, or 2001 notes, being tendered for exchange.

o All outstanding Series C notes and 2001 notes that are validly tendered and not validly withdrawn will be exchanged.

o Tenders of outstanding Series C notes and 2001 notes may be withdrawn any time prior to 5:00 p.m., New York City time on the date of the expiration of the exchange offer.

o The exchange of Series C notes and 2001 notes will generally not be a taxable exchange for U.S. federal income tax purposes.

o    We will not receive any proceeds from the exchange offer.

o    We may extend the exchange offer further at our discretion.

o All other terms of the Exchange Offer Prospectus dated June 18, 2003, the related letters of transmittal and other documentation shall remain in full force and effect.

THE EXCHANGE NOTES

o The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding Series C notes and 2001 notes, except for transfer restrictions and registration rights relating to the outstanding Series C notes. The exchange notes will also be fully and unconditionally guaranteed by all of our material wholly owned subsidiaries.

RESALE OF EXCHANGE NOTES

o There is currently no public market for the exchange notes and we do not intend to apply for listing or quotation of the exchange notes on any securities exchange or stock market.

                          ----------------------------

     Our common shares are quoted on The Toronto Stock Exchange under the symbol "NS."

     INVESTING IN THE EXCHANGE NOTES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8 OF THE ATTACHED PROSPECTUS.

                          ----------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ----------------------------

            The date of this prospectus supplement is August 8, 2003

                           NORSKE SKOG CANADA LIMITED

                              FINANCIAL STATEMENTS

                FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2003
                                   (UNAUDITED)

                           NORSKE SKOG CANADA LIMITED
-------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF EARNINGS                                    THREE MONTHS ENDED                  SIX MONTHS ENDED
AND RETAINED EARNINGS                                                        JUNE 30                           JUNE 30
                                                              -----------------------------------  ---------------------------------
UNAUDITED (IN MILLIONS OF CANADIAN DOLLARS, EXCEPT WHERE             2003               2002              2003             2002
OTHERWISE STATED)
-------------------------------------------------------------------------------  ----------------  ---------------- ----------------
NET SALES                                                      $    383.7        $    359.8        $    769.5       $    684.1
                                                              -----------------  ----------------  ---------------- ----------------
OPERATING EXPENSES
    Cost of sales                                                   360.7             338.3             721.1            648.9
    Selling, general and administrative                              13.4              15.5              27.0             31.3
    Depreciation and amortization                                    48.0              43.1              95.3             85.6
                                                              -----------------  ----------------  ---------------- ----------------
                                                                    422.1             396.9             843.4            765.8
                                                              -----------------  ----------------  ---------------- ----------------
OPERATING EARNINGS (LOSS)                                           (38.4)            (37.1)            (73.9)           (81.7)
FOREIGN EXCHANGE GAIN ON TRANSLATION OF LONG-TERM DEBT               23.7              16.1              39.2             16.3
WRITE-OFF OF DEFERRED FINANCING COSTS                                 --              (15.8)              --             (15.8)
OTHER INCOME (EXPENSE), NET                                          (0.3)              1.2               --               3.1
INTEREST EXPENSE, NET                                               (17.6)            (19.2)            (34.9)           (40.4)
                                                              -----------------  ----------------  ---------------- ----------------
EARNINGS (LOSS) BEFORE INCOME TAXES                                 (32.6)            (54.8)            (69.6)          (118.5)
                                                              -----------------  ----------------  ---------------- ----------------
INCOME TAX EXPENSE (RECOVERY)
    Current                                                           0.2               5.3               1.8             11.2
    Future                                                          (14.5)            (35.7)            (28.3)           (63.8)
                                                              -----------------  ----------------  ---------------- ----------------
                                                                    (14.3)            (30.4)            (26.5)           (52.6)
                                                              -----------------  ----------------  ---------------- ----------------
NET EARNINGS (LOSS)                                                 (18.3)            (24.4)            (43.1)           (65.9)
RETAINED EARNINGS, BEGINNING OF PERIOD                              215.3             321.9             240.1            363.4
                                                              =================  ================  ================ ================
RETAINED EARNINGS, END OF PERIOD                               $    197.0        $    297.5        $    197.0       $    297.5
                                                              =================  ================  ================ ================
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE (IN DOLLARS)       $    (0.09)       $    (0.13)       $    (0.21)      $    (0.37)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (IN MILLIONS)            205.9             186.4             205.9            180.7

                           NORSKE SKOG CANADA LIMITED
-------------------------------------------------------------------------------

   CONSOLIDATED BALANCE SHEETS                                                                           AS AT
                                                                                         ---------------------------------------
                                                                                              JUNE 30           DECEMBER 31
   UNAUDITED (IN MILLIONS OF CANADIAN DOLLARS)                                                 2003                2002
   -------------------------------------------------------------------------------------------------------- --------------------
   ASSETS
       Current assets
         Cash and short-term investments                                                   $       33.3      $         --
         Accounts receivable                                                                      256.5               277.3
         Inventories                                                                              239.5               242.7
         Prepaid expenses                                                                           4.0                 9.2
                                                                                         ------------------ --------------------
                                                                                                  533.3               529.2
       Fixed assets                                                                             2,272.5             2,326.6
       Other assets                                                                                33.4                37.7
                                                                                         ------------------ --------------------
                                                                                           $    2,839.2      $      2,893.5
                                                                                         ================== ====================
   LIABILITIES
       Current liabilities
         Accounts payable and accrued liabilities                                          $      255.1      $        288.8
       Long-term debt (note 3)                                                                    872.9               886.2
       Other long-term obligations                                                                252.4               188.3
       Future income taxes                                                                        368.7               397.0
       Deferred credits                                                                             8.5                 8.5
                                                                                         ------------------ --------------------
                                                                                                1,757.6             1,768.8
                                                                                         ------------------ --------------------
   SHAREHOLDERS' EQUITY
       Share capital (note 4)                                                                     884.6               884.6
       Retained earnings                                                                          197.0               240.1
                                                                                         ------------------ --------------------
                                                                                                1,081.6             1,124.7
                                                                                         ------------------ --------------------
                                                                                           $    2,839.2      $      2,893.5
                                                                                         ================== ====================

ON BEHALF OF THE BOARD

(SIGNED) "RUSSELL J. HORNER"            (SIGNED) "WILLIAM P. ROSENFELD"
Director                                Director

                           NORSKE SKOG CANADA LIMITED
-------------------------------------------------------------------------------

                                                                    THREE MONTHS ENDED                   SIX MONTHS ENDED
CONSOLIDATED STATEMENTS OF CASH FLOWS                                    JUNE 30                             JUNE 30
                                                             ---------------------------------  -----------------------------------
UNAUDITED (IN MILLIONS OF CANADIAN DOLLARS)                         2003              2002             2003               2002
-----------------------------------------------------------------------------   --------------  ----------------   ----------------
CASH PROVIDED (USED) BY
OPERATIONS
    Net earnings (loss)                                       $      (18.3)      $    (24.4)     $      (43.1)      $      (65.9)
    Items not requiring (providing) cash
      Depreciation and amortization                                   48.0             43.1              95.3               85.6
      Future income taxes                                            (14.5)           (35.7)            (28.3)             (63.8)
      Increase in other long-term obligations                          6.6              1.3               7.8                4.1
      Foreign exchange gain on translation of long-term debt         (23.7)           (16.1)            (39.2)             (16.3)
      Write-off of deferred financing costs                           --               15.8              --                 15.8
      Other                                                           (0.3)            (4.5)              0.6               (7.0)
                                                             ----------------   --------------  ----------------   ----------------
                                                                      (2.2)           (20.5)             (6.9)             (47.5)
                                                             ----------------   --------------  ----------------   ----------------
    Changes in non-cash working capital
      Accounts receivable                                             19.6              2.1              19.8               32.8
      Inventories                                                     (5.4)             9.0               3.2               12.8
      Prepaid expenses                                                 0.4             (2.4)              5.2               (1.3)
      Accounts payable and accrued liabilities                         7.7              6.2             (33.5)              (8.9)
                                                             ----------------   --------------  ----------------   ----------------
                                                                      22.3             14.9              (5.3)              35.4
                                                             ----------------   --------------  ----------------   ----------------
    Cash provided (used) by operations                                20.1             (5.6)            (12.2)             (12.1)
                                                             ----------------   --------------  ----------------   ----------------
INVESTING
    Additions to fixed assets                                        (27.6)           (17.5)            (41.4)             (26.9)
    Proceeds from sale of marketable securities                       --               --                --                 39.2
    Proceeds from sale of fixed assets                                --                0.3               0.2                1.3
    Proceeds from termination of interest rate swaps                  --               --                15.9               --
    Increase in other assets                                          (1.2)            (3.5)             (0.3)              (3.7)
                                                             ----------------   --------------  ----------------   ----------------
                                                                     (28.8)           (20.7)            (25.6)               9.9
                                                             ----------------   --------------  ----------------   ----------------
FINANCING
    Issue of common shares, net of share issue costs (note 4)         --              208.6              --                208.6
    Issue (repayment) of long-term debt (note 3)                     212.7           (334.7)            212.7             (339.0)
    Increase (decrease) in revolving loan (note 3)                  (151.8)            27.8            (118.0)              27.8
    Financing costs                                                   (5.2)            --                (5.2)              --
    Decrease in other long-term obligations                          (13.7)            --               (18.4)              --
                                                             ----------------   --------------  ----------------   ----------------
                                                                      42.0            (98.3)             71.1             (102.6)
                                                             ----------------   --------------  ----------------   ----------------
CASH, INCREASE (DECREASE) DURING PERIOD (1)                           33.3           (124.6)             33.3             (104.8)
CASH, BEGINNING OF PERIOD (1)                                         --              124.6              --                104.8
                                                             ----------------   --------------  ----------------   ----------------
CASH, END OF PERIOD (1)                                       $       33.3       $     --        $       33.3       $       --
                                                             ================   ==============  ================   ================
SUPPLEMENTAL INFORMATION
    Income taxes paid                                         $        1.7       $      3.5      $        5.2       $        9.1
    Net interest paid                                                 18.3             21.3              35.1               41.9

(1)  Cash includes cash and short-term investments.

                           NORSKE SKOG CANADA LIMITED
-------------------------------------------------------------------------------
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED (IN MILLIONS OF CANADIAN DOLLARS, EXCEPT WHERE OTHERWISE STATED)
-------------------------------------------------------------------------------

1.   BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Norske Skog Canada Limited (the "Company" or "NorskeCanada") and from their respective dates of acquisition of control or formation, its wholly-owned subsidiaries and partnership. The Company's 50.1% proportionate share of Powell River Energy Inc. ("PREI"), a joint venture between Great Lakes Power Inc. ("Great Lakes") and the Company, is accounted for using the proportionate consolidation method. All inter-company transactions and amounts have been eliminated on consolidation.

     The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles on a basis consistent with those followed in the most recent audited annual consolidated financial statements. These unaudited interim consolidated financial statements do not include all information and note disclosures required by Canadian generally accepted accounting principles for annual financial statements, and therefore should be read in conjunction with the December 31, 2002 audited consolidated financial statements and the notes below.

2.   SEGMENTED INFORMATION

     The Company operates in three business segments:

          Specialties - Manufacture and sale of groundwood specialty printing papers and kraft paper
          Newsprint   - Manufacture and sale of newsprint
          Pulp        - Manufacture and sale of softwood pulps

     Effective January 1, 2003, the Company has segregated its kraft paper activities (previously referred to as containerboard) from its pulp business segment and included it in its specialties business segment. Segment information for prior periods has been restated to reflect these changes.

     The segments are managed separately and all manufacturing facilities are located in Canada.

                                                            SPECIALTIES       NEWSPRINT               PULP               TOTAL
                                                        ----------------------------------------------------------  ---------------
      THREE MONTHS ENDED JUNE 30, 2003
         Net sales (1)                                       $  214.9         $  113.3             $   55.5            $  383.7
         Depreciation and amortization                           25.5             15.3                  7.2                48.0
         Operating earnings (loss)                               (9.8)           (16.7)               (11.9)              (38.4)
         Capital expenditures                                    11.4              7.9                  8.3                27.6

      THREE MONTHS ENDED JUNE 30, 2002
         Net sales (1)                                       $  192.1         $  112.0             $   55.7            $  359.8
         Depreciation and amortization                           21.1             15.5                  6.5                43.1
         Operating earnings (loss)                               (5.7)           (23.7)                (7.7)              (37.1)
         Capital expenditures                                    13.0              2.9                  1.6                17.5

      SIX MONTHS ENDED JUNE 30, 2003
         Net sales (1)                                       $  428.2         $  227.9             $  113.4            $  769.5
         Depreciation and amortization                           49.9             31.1                 14.3                95.3
         Operating earnings (loss)                              (19.8)           (35.2)               (18.9)              (73.9)
         Capital expenditures                                    16.7             13.3                 11.4                41.4

      SIX MONTHS ENDED JUNE 30, 2002
         Net sales (1)                                       $  380.5         $  203.0             $  100.6            $  684.1
         Depreciation and amortization                           41.8             31.0                 12.8                85.6
         Operating earnings (loss)                               (0.8)           (51.5)               (29.4)              (81.7)
         Capital expenditures                                    17.6              4.5                  4.8                26.9

     (1) Pulp net sales are stated net of inter-segment pulp sales of $45.8 million for the three months ended June 30, 2003 ($44.1 - three months ended June 30, 2002) and $92.5 million for the six months ended June 30, 2003 ($88.8 million - six months ended June 30, 2002).

                           NORSKE SKOG CANADA LIMITED
--------------------------------------------------------------------------------
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED (IN MILLIONS OF CANADIAN DOLLARS, EXCEPT WHERE OTHERWISE STATED)
--------------------------------------------------------------------------------

3.   LONG-TERM DEBT

     The Company's long-term debt, all of which matures beyond one year, is as follows:

                                                                                                             AS AT
                                                                                             --------------------------------------
                                                                                               JUNE 30, 2003    DECEMBER 31, 2002
                                                                                             ------------------ -------------------
     RECOURSE
       Senior notes, 8.625% due June 2011 (US$400.0 million; 2002 - US$250.0 million)         $       546.7      $        394.9
       Senior notes, 10% due March 2009 (US$200.0 million)                                            288.6               335.0
                                                                                             ------------------ -------------------
                                                                                                      835.3               729.9
       Revolving operating loan of up to $350.0 million, $335.0 million due July 2006 and
       $15.0 million due July 2005, with interest at CDN prime rate/US base rate plus
       1.25%, or LIBOR/BA rate plus 2.25% at the Company's option                                      --                 118.7
                                                                                             ------------------ -------------------
                                                                                                      835.3               848.6
                                                                                             ------------------ -------------------
     NON-RECOURSE (PREI)
       First Mortgage Bonds, 6.387% due July 2009                                                      37.6                37.6
                                                                                             ------------------ -------------------
     TOTAL LONG-TERM DEBT                                                                     $       872.9      $        886.2
                                                                                             ================== ===================

     On May 15, 2003, the Company issued an additional US$150.0 million 8.625% Senior Notes due June 2011. The Notes were issued at a premium amount of US$4.4 million to yield 8%. Proceeds were used to repay the outstanding balance on the revolving operating loan and for general corporate purposes.

     Substantially all of the assets of the Company are pledged as security under the revolving operating loan. Its availability is determined by a borrowing base, calculated on accounts receivable and inventory balances, and includes a covenant to maintain the debt/capitalization ratio below 60%. At June 30, 2003, the unused portion of the revolving operating loan available to the Company, after giving effect to outstanding letters of credit, was $284.7 million. During the quarter, the Company elected to change the borrowing base formula, which will result in an increased availability under the revolving operating loan effective July 31, 2003. An interest coverage covenant is applicable in certain circumstances if the Company incurs secured debt other than under its revolving operating loan. No such debt has been incurred.

     As at June 30, 2003, the Company remained in compliance with the covenants under both its credit facilities and bond indentures. However, the Company's Consolidated Fixed Charge Ratio was below the 2.0:1 threshold of the bond indentures, which, while not constituting a default, prohibits the payment of dividends and limits the amount of additional debt that can be incurred outside of the existing credit facilities.

4.   SHARE CAPITAL

                                                                                                 AS AT
                                                                    ---------------------------------------------------------------
                                                                             JUNE 30, 2003                 DECEMBER 31, 2002
                                                                        SHARES               $             SHARES           $
                                                                    ---------------------------------- ----------------------------
     Continuity of common shares:
      Beginning of period                                              205,910,132         884.6         174,810,132      673.1
      Common shares issued                                                 -                 -            31,100,000      217.7
      Share issue costs (net of income tax recovery of $3.4 million)       -                 -               -             (6.2)
                                                                     ---------------------------------- ----------------------------
      End of period                                                    205,910,132         884.6         205,910,132      884.6
                                                                     ================================== ============================

                           NORSKE SKOG CANADA LIMITED
-------------------------------------------------------------------------------
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED (IN MILLIONS OF CANADIAN DOLLARS, EXCEPT WHERE OTHERWISE STATED)
-------------------------------------------------------------------------------

5.   FINANCIAL INSTRUMENTS

     The Company uses financial instruments to reduce its exposure to foreign currency and price risk associated with its revenues, energy costs and long-term debt. The Company also uses interest rate swaps to reduce its exposure to changes in long-term fixed interest rates associated with its senior notes.

     REVENUE AND COST HEDGING INSTRUMENTS

     Foreign currency options and forward contracts outstanding to sell US dollars were as follows:

     AS AT JUNE 30, 2003

                                            OPTIONS
                  ------------------------------------------------------------
                            FLOOR                           CEILING                   FORWARD CONTRACTS
                  ------------------------------------------------------------    ----------------------------
                                  AVERAGE RATE                    AVERAGE RATE                    AVERAGE RATE
TERM              US$MILLIONS      CDN$ / US$     US$MILLIONS      CDN$ / US$     US$MILLIONS      CDN$ / US$
------------------------------------------------------------------------------    ----------------------------
0 TO 12 MONTHS    $    331         1.5185          $    260        1.5820          $      67        1.5338
13 TO 24 MONTHS   $    134         1.4620          $     78        1.5371          $      45        1.5795

     AS AT DECEMBER 31, 2002

                                            OPTIONS
                  ------------------------------------------------------------
                            FLOOR                           CEILING                   FORWARD CONTRACTS
                  ------------------------------------------------------------    ----------------------------
                                  AVERAGE RATE                    AVERAGE RATE                    AVERAGE RATE
TERM              US$MILLIONS      CDN$ / US$     US$MILLIONS      CDN$ / US$     US$MILLIONS      CDN$ / US$
------------------------------------------------------------------------------    ----------------------------
0 to 12 months    $    297         1.5595          $    285        1.6095         $      118        1.5330
13 to 24 months   $    133         1.5695          $    127        1.6263         $       38        1.6123

     At period-end exchange rates, the amount that the Company would receive to settle the above contracts and options, is $86.4 million of which $14.2 million has been included in accounts receivable and accounts payable.

     At June 30, 2003, no commodity price hedging instruments are outstanding in respect of products sold. The Company has oil swaps to purchase 600,000 barrels ("bbls") at an average contract rate of US$24.48 per bbl, settling between November 2003 and March 2005 and natural gas swaps to purchase 1.9 million gigajoules ("Gj") at an average contract rate of US$4.53 per Gj, settling between November 2003 and October 2004. At period-end rates, the net amount the Company would receive to settle these contracts is $1.3 million.

     LONG-TERM DEBT HEDGING INSTRUMENTS

     The Company has forward foreign exchange contracts to acquire US dollars totalling US$250.3 million over a five-year period at rates averaging
     1.5484. At period-end rates, the net amount the Company would pay to settle these contracts is $38.7 million. At June 30, 2003, the Company had no interest rate swaps outstanding.

                           NORSKE SKOG CANADA LIMITED
--------------------------------------------------------------------------------
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED (IN MILLIONS OF CANADIAN DOLLARS, EXCEPT WHERE OTHERWISE STATED)
-------------------------------------------------------------------------------

6.   STOCK-BASED COMPENSATION

     The Company applies settlement accounting for recording share options granted to directors, officers and employees. If the fair value method had been used to determine compensation cost for share options granted to directors, officers and employees, the Company's net loss and loss per share would have been as follows:

                                                                          THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                                                JUNE 30                             JUNE 30
                                                                ---------------------------------- --------------------------------
                                                                          2003             2002             2003            2002
                                                                ---------------- ----------------- ---------------- ---------------
      NET EARNINGS (LOSS):
         As reported                                                   $ (18.3)          $ (24.4)        $ (43.1)        $ (65.9)
         Pro forma                                                       (18.8)            (24.5)          (44.1)          (66.1)

      NET EARNINGS (LOSS) PER COMMON SHARE (IN DOLLARS):
         As reported                                                   $ (0.09)          $ (0.13)        $ (0.21)        $ (0.37)
         Pro forma                                                       (0.09)            (0.13)          (0.21)          (0.37)

     The fair value of share options was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                                                                          2003             2002
                                                                                                -----------------------------------
      Risk-free interest rate (%)                                                                          4.9               5.2
      Annual dividends per share                                                                          NIL               Nil
      Expected stock price volatility (%)                                                                 27.3              26.0
      Average fair value of options granted                                                            $  1.74            $ 2.33


     The average expected life of the options used in the option pricing model was determined as four years.

7.   GUARANTEES AND INDEMNITIES

     The Company has, over time, provided various indemnities with respect to tax, environment, and general representations and warranties on sales of portions of its business. Significant existing indemnities are as follows:

     The Company sold a portion of its operations in June 2001. In this regard, the Company provided a 10-year environmental indemnity with a maximum liability to the Company of $12.5 million. This liability has subsequently been reduced by expenditures related to certain decommissioning projects. The Company also provided a tax indemnity, which continues while the relevant tax years of the indemnified parties remain open to audit and a general indemnity, capped at $5 million, which expires in 2004. The Company is unable to estimate its potential liability under these indemnities as the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. As such, no liability has been recorded for these potential obligations.

     In connection with dispositions of certain businesses in 1997, the Company provided tax indemnities, which survive while the relevant tax years of the indemnified parties remain open to audit. The Company does not expect any significant claims with respect to these liabilities and has therefore not recorded any related liability.

8.   COMPARATIVE FIGURES

     Certain comparative figures have been reclassified to conform with the presentation adopted for the current period.

                           NORSKE SKOG CANADA LIMITED
-------------------------------------------------------------------------------
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED (IN MILLIONS OF CANADIAN DOLLARS, EXCEPT WHERE OTHERWISE STATED)
-------------------------------------------------------------------------------

9.   SUPPLEMENTAL GUARANTOR INFORMATION

     On May 15, 2003, the Company completed a private placement of US $150.0 million principal amount of senior unsecured notes due 2011. All of the Company's material wholly owned subsidiaries fully and unconditionally guaranteed the notes on a joint and several basis.

     The Company has not presented separate financial statements and other disclosures concerning the guarantor subsidiaries because management has determined that such information will not be material to the holders of the senior notes; however, the following consolidating financial information is being provided as at June 30, 2003 and for the three and six months ended June 30, 2002 and 2003. Investments in subsidiaries are accounted for on the equity basis. The principal elimination entries eliminate investments in subsidiaries and intercompany balances.

                           NORSKE SKOG CANADA LIMITED
--------------------------------------------------------------------------------
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED (IN MILLIONS OF CANADIAN DOLLARS, EXCEPT WHERE OTHERWISE STATED)
--------------------------------------------------------------------------------

SUPPLEMENTAL CONSOLIDATING STATEMENT OF EARNINGS
FOR THE THREE MONTHS ENDED JUNE 30, 2002

                                                                                                                    CONSOLIDATED
                                             NORSKE SKOG       SUBSIDIARY       SUBSIDIARY         ELIMINATING       NORSKE SKOG
                                           CANADA LIMITED      GUARANTORS     NON-GUARANTORS         ENTRIES       CANADA LIMITED
                                          ------------------  -------------  ------------------   --------------  ------------------
Net sales                                 $      --           $  359.8       $       2.7          $    (2.7)      $     359.8

Operating expenses:
   Cost of sales                                  8.1            332.0               0.9               (2.7)            338.3
   Selling, general and administrative            9.2              6.3              --                 --                15.5
   Depreciation and amortization                 26.8             16.0               0.3               --                43.1
                                          ------------------  -------------  ------------------   --------------  ------------------
                                                 44.1            354.3               1.2               (2.7)            396.9
                                          ------------------  -------------  ------------------   --------------  ------------------
Operating earnings (loss)                       (44.1)             5.5               1.5               --               (37.1)
Write-off of deferred financing costs           (15.8)            --                --                 --               (15.8)
Foreign exchange gain on translation
   of long-term debt                             16.0              0.1              --                 --                16.1
Other income (expense), net                      10.8             (9.6)             --                 --                 1.2
Interest income (expense), net                   (9.6)            (8.5)            (1.1)               --               (19.2)
                                          ------------------  -------------  ------------------   --------------  ------------------
Earnings (loss) before income taxes             (42.7)           (12.5)              0.4               --               (54.8)
Income tax expense (recovery)                   (27.5)            (3.3)              0.4               --               (30.4)
Equity in earnings of subsidiaries               (9.2)            --                --                  9.2              --
                                          ------------------  -------------  ------------------   --------------  ------------------
Net earnings (loss)                       $     (24.4)        $   (9.2)      $      --            $     9.2       $     (24.4)
                                          ==================  =============  ==================   ==============  ==================

                           NORSKE SKOG CANADA LIMITED
-------------------------------------------------------------------------------
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED (IN MILLIONS OF CANADIAN DOLLARS, EXCEPT WHERE OTHERWISE STATED)
-------------------------------------------------------------------------------

SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED JUNE 30, 2002

                                                                                                                CONSOLIDATED
                                                   NORSKE SKOG    SUBSIDIARY     SUBSIDIARY     ELIMINATING      NORSKE SKOG
                                                 CANADA LIMITED   GUARANTORS   NON-GUARANTORS     ENTRIES      CANADA LIMITED
                                                ---------------  -----------  ---------------  ------------  -------------------
Cash provided (used by):

Operations:
   Net earnings (loss)                          $     (24.4)     $   (9.2)    $     --         $     9.2     $      (24.4)

   Items not requiring (providing) cash:
     Depreciation and amortization                     26.8          16.0             0.3           --               43.1
     Future income taxes                              (28.7)         (6.5)           (0.5)          --              (35.7)
     Increase (decrease) in other long-term
       obligations                                      0.5           0.8           --              --                1.3
     Write-off of deferred financing costs             15.8          --             --              --               15.8
     Foreign exchange gain on translation of
       long-term debt                                 (15.9)         (0.2)          --              --              (16.1)
     Other                                              5.2          (9.7)            3.2           (3.2)            (4.5)
                                                ---------------  -----------  ---------------  ------------  -------------------
                                                      (20.7)         (8.8)            3.0            6.0            (20.5)
Change in non-cash working capital                     15.1           1.0            (1.2)          --               14.9
                                                ---------------  -----------  ---------------  ------------  -------------------
Cash provided (used) by operations                     (5.6)         (7.8)            1.8            6.0             (5.6)
                                                ---------------  -----------  ---------------  ------------  -------------------
Investing:
   Additions to fixed assets                          (16.9)         (1.4)            0.8           --              (17.5)
   Proceeds from sale of fixed assets                   0.1           0.2             --            --                0.3
   Decrease (increase) in other assets                (10.8)          7.3             --            --               (3.5)
                                                ---------------  -----------  ---------------  ------------  -------------------
                                                      (27.6)          6.1             0.8           --              (20.7)
                                                ---------------  -----------  ---------------  ------------  -------------------
Financing:
   Issue of common shares, net of share
       issue costs                                    208.6          --               --            --              208.6
   Increase in revolving loans                         15.2          12.6             --            --               27.8
   Increase (decrease) in advances to
       related companies                             (303.1)        314.3            (2.0)          (9.2)            --
   Repayment of long-term debt                         --          (334.7)          --              --             (334.7)
                                                ---------------  -----------  ---------------  ------------  -------------------
                                                      (79.3)         (7.8)           (2.0)          (9.2)           (98.3)
                                                ---------------  -----------  ---------------  ------------  -------------------
Cash, increase (decrease) during period              (112.5)         (9.5)            0.6           (3.2)          (124.6)
Cash, beginning of period                             112.5           9.5             2.6           --              124.6
                                                ---------------  -----------  ---------------  ------------  -------------------
Cash, end of period                             $      --        $   --       $       3.2      $    (3.2)    $       --
                                                ===============  ===========  ===============  ============  ===================

                           NORSKE SKOG CANADA LIMITED
--------------------------------------------------------------------------------
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED (IN MILLIONS OF CANADIAN DOLLARS, EXCEPT WHERE OTHERWISE STATED)
--------------------------------------------------------------------------------

SUPPLEMENTAL CONSOLIDATING STATEMENT OF EARNINGS
FOR THE SIX MONTHS ENDED JUNE 30, 2002

                                                                                                                CONSOLIDATED
                                                   NORSKE SKOG    SUBSIDIARY     SUBSIDIARY     ELIMINATING      NORSKE SKOG
                                                 CANADA LIMITED   GUARANTORS   NON-GUARANTORS     ENTRIES      CANADA LIMITED
                                                ---------------  -----------  ---------------  ------------  -------------------
Net sales                                       $       --       $  684.1     $       5.4      $    (5.4)    $      684.1

Operating expenses:
   Cost of sales                                       16.2         636.8             1.5           (5.6)           648.9
   Selling, general and administrative                 14.9          16.4              --             --             31.3
   Depreciation and amortization                       54.7          30.2             0.7             --             85.6
                                                ---------------  -----------  ---------------  ------------  -------------------
                                                       85.8         683.4             2.2           (5.6)           765.8
                                                ---------------  -----------  ---------------  ------------  -------------------
Operating earnings (loss)                             (85.8)          0.7             3.2            0.2            (81.7)
Write-off of deferred financing costs                 (15.8)          --               --             --            (15.8)
Foreign exchange gain on translation
   of long-term debt                                   16.1           0.2              --             --             16.3
Other income (expense), net                            14.9         (11.6)             --           (0.2)             3.1
Interest income (expense), net                        (26.2)        (12.2)           (2.0)            --            (40.4)
                                                ---------------  -----------  ---------------  ------------  -------------------
Earnings (loss) before income taxes                   (96.8)        (22.9)            1.2             --           (118.5)
Income tax expense (recovery)                         (46.7)         (6.7)            0.8             --            (52.6)
Equity in earnings of subsidiaries                    (15.8)          --               --           15.8              --
                                                ---------------  -----------  ---------------  ------------  -------------------
Net earnings (loss)                             $     (65.9)     $  (16.2)    $       0.4      $    15.8     $      (65.9)
                                               ================  ===========  ===============  ============= ===================

                           NORSKE SKOG CANADA LIMITED
-------------------------------------------------------------------------------
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED (IN MILLIONS OF CANADIAN DOLLARS, EXCEPT WHERE OTHERWISE STATED)
-------------------------------------------------------------------------------

SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2002

                                                                                                                      CONSOLIDATED
                                                NORSKE SKOG       SUBSIDIARY       SUBSIDIARY       ELIMINATING       NORSKE SKOG
                                              CANADA LIMITED      GUARANTORS     NON-GUARANTORS       ENTRIES        CANADA LIMITED
                                             ------------------  -------------  -----------------  --------------   ----------------
Cash provided (used by):

Operations:
   Net earnings (loss)                       $     (65.9)        $  (16.2)      $       0.4        $    15.8        $      (65.9)

   Items not requiring (providing) cash:
     Depreciation and amortization                  54.7             30.2               0.7             --                  85.6
     Future income taxes                           (49.0)           (14.5)             (0.3)            --                 (63.8)
     Increase (decrease) in other
       long-term obligations                        29.1            (25.0)            --                --                   4.1
     Write-off of deferred financing costs          15.8             --               --                --                  15.8
     Foreign exchange gain on translation
       of long-term debt                           (16.1)            (0.2)            --                --                 (16.3)
     Other                                           0.2             (7.2)              3.2             (3.2)               (7.0)
                                             ------------------  -------------  -----------------  --------------   ----------------
                                                   (31.2)           (32.9)              4.0             12.6               (47.5)
Change in non-cash working capital                 (19.0)            54.3               0.1             --                  35.4
                                             ------------------  -------------  -----------------  --------------   ----------------
Cash provided (used) by operations                 (50.2)            21.4               4.1             12.6               (12.1)
                                             ==================  =============  =================  ==============   ================
Investing:
   Additions to fixed assets                       (21.6)            (5.3)            --                --                 (26.9)
   Proceeds from sale of marketable
      securities                                    39.2             --               --                --                  39.2
   Proceeds from sale of fixed assets                0.1              1.2             --                --                   1.3
   Decrease (increase) in other assets             (12.4)             8.7             --                --                  (3.7)
                                             ------------------  -------------  -----------------  --------------   ----------------
                                                     5.3              4.6             --                --                   9.9
                                             ------------------  -------------  -----------------  --------------   ----------------
Financing:
   Issue of common shares, net of share
      issue costs                                  208.6             --               --                --                 208.6
   Increase in revolving loan                       15.2             12.6             --                --                  27.8
   Increase (decrease) in advances to
      related companies                           (271.3)           289.0              (1.9)           (15.8)             --
   Repayment of long-term debt                      --             (337.5)             (1.5)            --                (339.0)
                                             ------------------  -------------  -----------------  --------------   ----------------
                                                   (47.5)           (35.9)             (3.4)           (15.8)             (102.6)
                                             ------------------  -------------  -----------------  --------------   ----------------
Cash, increase (decrease) during period            (92.4)            (9.9)              0.7             (3.2)             (104.8)
Cash, beginning of period                           92.4              9.9               2.5             --                 104.8
                                             ------------------  -------------  -----------------  --------------   ----------------
Cash, end of period                          $      --           $   --         $       3.2        $    (3.2)       $     --
                                             ==================  =============  =================  ==============   ================

                           NORSKE SKOG CANADA LIMITED
-------------------------------------------------------------------------------
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED (IN MILLIONS OF CANADIAN DOLLARS, EXCEPT WHERE OTHERWISE STATED)
-------------------------------------------------------------------------------

SUPPLEMENTAL CONSOLIDATING BALANCE SHEET
AS AT JUNE 30, 2003

                                                                                                                       CONSOLIDATED
                                                NORSKE SKOG       SUBSIDIARY        SUBSIDIARY        ELIMINATING       NORSKE SKOG
                                              CANADA LIMITED      GUARANTORS      NON-GUARANTORS        ENTRIES       CANADA LIMITED
                                             ------------------  --------------  ------------------  --------------  ---------------
ASSETS

Current assets:
   Cash and short-term investments           $     14.5          $    16.7       $       2.1         $    --         $       33.3
   Accounts receivable                              6.3              250.2              --                --                256.5
   Inventories                                      --               239.5              --                --                239.5
   Prepaid expenses                                 1.7                2.2               0.1              --                  4.0
                                             ------------------  --------------  ------------------  --------------  ---------------
                                                   22.5              508.6               2.2              --                533.3
Fixed assets                                    1,523.8              691.8              56.9              --              2,272.5
Advances to related companies                     377.0              460.8               1.7            (839.5)             --
Investments in related companies                  868.9                1.0              --              (869.9)             --
Other assets                                       31.4                1.3               0.7                                 33.4
                                             ------------------  --------------  ------------------  --------------  ---------------
                                             $  2,823.6          $ 1,663.5       $      61.5         $(1,709.4)      $    2,839.2
                                             ==================  ==============  ==================  ==============  ===============
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable and accrued
   liabilities                               $     47.7          $   206.5       $       0.9         $    --         $      255.1
Long-term debt                                    835.3               --                37.6              --                872.9
Advances from related companies                   460.8              357.2              21.5            (839.5)             --
Other long-term obligations                       194.3               58.1              --                --                252.4
Future income taxes                               195.4              157.9              15.4              --                368.7
Deferred credits                                    8.5               --                --                --                  8.5
                                             ------------------  --------------  ------------------  --------------  ---------------
                                                1,742.0              779.7              75.4            (839.5)           1,757.6
                                             ------------------  --------------  ------------------  --------------  ---------------
Shareholders' equity:
   Share capital                                  884.6              602.8             (16.1)           (586.7)             884.6
   Contributed surplus                              --               148.7               9.1            (157.8)             --
   Retained earnings (deficit)                    197.0              132.3              (6.9)           (125.4)             197.0
                                             ------------------  --------------  ------------------  --------------  ---------------
                                                1,081.6              883.8             (13.9)           (869.9)           1,081.6
                                             ------------------  --------------  ------------------  --------------  ---------------
                                             $  2,823.6          $ 1,663.5       $      61.5         $(1,709.4)      $    2,839.2
                                             ==================  ==============  ==================  ==============  ===============

                           NORSKE SKOG CANADA LIMITED
-------------------------------------------------------------------------------
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED (IN MILLIONS OF CANADIAN DOLLARS, EXCEPT WHERE OTHERWISE STATED)
-------------------------------------------------------------------------------

SUPPLEMENTAL CONSOLIDATING STATEMENT OF EARNINGS
FOR THE THREE MONTHS ENDED JUNE 30, 2003

                                                                                                                       CONSOLIDATED
                                                 NORSKE SKOG        SUBSIDIARY       SUBSIDIARY       ELIMINATING       NORSKE SKOG
                                                CANADA LIMITED      GUARANTORS     NON-GUARANTORS       ENTRIES       CANADA LIMITED
                                               -----------------   -------------  -----------------  --------------  ---------------
Net sales                                      $     --            $  383.9       $       2.5        $   (2.7)       $    383.7

Operating expenses:
   Cost of sales                                      8.5             354.1               0.6            (2.5)            360.7
   Selling, general and administrative                6.8               6.6             --                --               13.4
   Depreciation and amortization                     31.5              16.2               0.3             --               48.0
                                               -----------------   -------------  -----------------  --------------  ---------------
                                                     46.8             376.9               0.9            (2.5)            422.1
                                               -----------------   -------------  -----------------  --------------  ---------------
Operating earnings (loss)
                                                    (46.8)              7.0               1.6            (0.2)            (38.4)
Foreign exchange gain on translation of
   long-term debt                                    23.6               0.1             --                --               23.7
Other income (expense), net                          --                (0.2)             (0.3)            0.2              (0.3)
Interest income (expense), net                      (11.0)             (5.4)             (1.2)            --              (17.6)
                                               -----------------   -------------  -----------------  --------------  ---------------
Earnings (loss) before income taxes                 (34.2)              1.5               0.1             --              (32.6)
Income tax expense (recovery)                       (14.3)             (0.3)              0.3             --              (14.3)
Equity in earnings of subsidiaries                    1.6              --               --               (1.6)              --
                                               -----------------   -------------  -----------------  --------------  ---------------
Net earnings (loss)                            $    (18.3)         $    1.8       $      (0.2)       $   (1.6)       $    (18.3)
                                               =================   =============  =================  ==============  ===============

                           NORSKE SKOG CANADA LIMITED
--------------------------------------------------------------------------------
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED (IN MILLIONS OF CANADIAN DOLLARS, EXCEPT WHERE OTHERWISE STATED)
--------------------------------------------------------------------------------

SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED JUNE 30, 2003

                                                                                                            CONSOLIDATED
                                                NORSKE SKOG    SUBSIDIARY     SUBSIDIARY     ELIMINATING     NORSKE SKOG
                                              CANADA LIMITED   GUARANTORS   NON-GUARANTORS     ENTRIES     CANADA LIMITED
                                             ---------------  -----------  ---------------  ------------   ---------------
Cash provided (used by):

Operations:
   Net earnings (loss)                       $     (18.3)     $    1.8     $     (0.2)      $    (1.6)     $       (18.3)

Items not requiring (providing) cash:
      Depreciation and amortization                 31.5          16.2            0.3            --                 48.0
      Future income taxes                          (15.2)          0.8           (0.1)           --                (14.5)
      Increase (decrease) in other
        long-term obligations                        2.0           4.6           --              --                  6.6
      Foreign exchange gain on
        translation of long-term debt              (23.6)         (0.1)          --              --                (23.7)
      Other
                                                    --            (0.4)           0.1            --                 (0.3)
                                             ---------------  -----------  ---------------  ------------   ---------------
                                                   (23.6)         22.9            0.1            (1.6)              (2.2)
Change in non-cash working capital                  13.0           9.1            0.2            --                 22.3
                                             ---------------  -----------  ---------------  ------------   ---------------
Cash provided (used) by operations                 (10.6)         32.0            0.3            (1.6)              20.1
                                             ---------------  -----------  ---------------  ------------   ---------------
Investing:
   Additions to fixed assets                       (16.5)        (10.8)          (0.3)           --                (27.6)
   Investment in related companies                  (0.5)         --             --               0.5              --
   Increase in other assets                         (1.1)         --             (0.1)           --                 (1.2)
                                             ---------------  -----------  ---------------  ------------   ---------------
                                                   (18.1)        (10.8)          (0.4)            0.5              (28.8)
                                             ---------------  -----------  ---------------  ------------   ---------------
Financing:
   Issue of common shares                           --             0.5           --              (0.5)             --
   Increase (decrease) in revolving loans          (11.6)       (141.3)          --               1.1             (151.8)
   Increase (decrease) in advances to
      related companies                           (140.1)        136.0           (0.3)            4.4              --
   Issuance of long-term debt                      212.7          --             --              --                212.7
   Financing costs                                  (5.2)         --             --              --                 (5.2)
   Decrease in other long-term obligations         (12.6)         (1.1)          --              --                (13.7)
                                             ---------------  -----------  ---------------  ------------   ---------------
                                                    43.2          (5.9)          (0.3)            5.0               42.0
                                             ---------------  -----------  ---------------  ------------   ---------------
Cash, increase (decrease) during period             14.5          15.3           (0.4)            3.9               33.3
Cash, beginning of period                           --             1.4            2.5            (3.9)             --
                                             ---------------  -----------  ---------------  ------------   ---------------
Cash, end of period                          $      14.5      $   16.7     $      2.1       $    --        $        33.3
                                             ===============  ===========  ===============  ============   ===============

                           NORSKE SKOG CANADA LIMITED
--------------------------------------------------------------------------------
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED (IN MILLIONS OF CANADIAN DOLLARS, EXCEPT WHERE OTHERWISE STATED)
--------------------------------------------------------------------------------

SUPPLEMENTAL CONSOLIDATING STATEMENT OF EARNINGS
FOR THE SIX MONTHS ENDED JUNE 30, 2003

                                                                                                                       CONSOLIDATED
                                                 NORSKE SKOG        SUBSIDIARY       SUBSIDIARY       ELIMINATING       NORSKE SKOG
                                                CANADA LIMITED      GUARANTORS     NON-GUARANTORS       ENTRIES       CANADA LIMITED
                                               -----------------   -------------  -----------------  --------------  ---------------
Net sales                                      $     --            $   769.7      $       4.7        $    (4.9)      $      769.5

Operating expenses:
   Cost of sales                                       17.4            707.6              1.0             (4.9)             721.1
   Selling, general and administrative                 13.6             13.4            --                --                 27.0
   Depreciation and amortization
                                                       62.7             31.7              0.9             --                 95.3
                                               -----------------   -------------  -----------------  --------------  ---------------
                                                       93.7            752.7              1.9             (4.9)             843.4
                                               -----------------   -------------  -----------------  --------------  ---------------
Operating earnings (loss)                             (93.7)            17.0              2.8             --                (73.9)
Foreign exchange gain on translation of
   long-term debt                                      38.9              0.3            --                --                 39.2
Other income (expense), net                             0.3            --                (0.3)            --                --
Interest income (expense), net                        (21.6)           (10.5)            (2.8)            --                (34.9)
                                               -----------------   -------------  -----------------  --------------  ---------------
Earnings (loss) before income taxes                   (76.1)             6.8             (0.3)            --                (69.6)
Income tax expense (recovery)                         (32.2)             5.6              0.1             --                (26.5)
Equity in earnings of subsidiaries                      0.8            --               --                (0.8)             --
                                               -----------------   -------------  -----------------  --------------  ---------------
Net earnings (loss)                            $      (43.1)       $     1.2      $      (0.4)       $    (0.8)      $      (43.1)
                                               =================   =============  =================  ==============  ===============

                           NORSKE SKOG CANADA LIMITED
--------------------------------------------------------------------------------
OTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED (IN MILLIONS OF CANADIAN DOLLARS, EXCEPT WHERE OTHERWISE STATED)
--------------------------------------------------------------------------------

SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2003

                                                                                                                CONSOLIDATED
                                                NORSKE SKOG    SUBSIDIARY     SUBSIDIARY       ELIMINATING       NORSKE SKOG
                                              CANADA LIMITED   GUARANTORS   NON-GUARANTORS       ENTRIES       CANADA LIMITED
                                             ---------------  -----------  -----------------  ------------   -------------------
Cash provided (used by):

Operations:
   Net earnings (loss)                       $    (43.1)      $    1.2     $     (0.4)        $   (0.8)      $        (43.1)

Items not requiring (providing) cash:
   Depreciation and amortization                   62.7           31.7            0.9              --                  95.3
   Future income taxes                            (33.2)           5.1           (0.2)             --                 (28.3)
   Increase (decrease) in other long-term
      obligations                                  (0.2)           8.0           --                --                   7.8
   Foreign exchange gain on translation
      of long-term debt                           (38.9)          (0.3)          --                --                 (39.2)
   Other                                            0.2            0.3            0.1              --                   0.6
                                             ---------------  -----------  -----------------  ------------   -------------------
                                                  (52.5)          46.0            0.4             (0.8)                (6.9)
Change in non-cash working capital                 10.9          (16.1)          (0.1)             --                  (5.3)
                                             ---------------  -----------  -----------------  ------------   -------------------
Cash used by operations                           (41.6)          29.9            0.3             (0.8)               (12.2)
                                             ---------------  -----------  -----------------  ------------   -------------------
Investing:
   Additions to fixed assets                      (26.0)         (14.7)          (0.7)             --                 (41.4)
   Proceeds from sale of fixed assets               0.1            0.1           --                --                   0.2
   Investment of related companies                 (0.5)          --             --                0.5               --
   Proceeds from termination of interest
      rate swaps                                   15.9           --             --                --                  15.9
   Increase in other assets                         --            (0.2)          (0.1)             --                  (0.3)
                                             ---------------  -----------  -----------------  ------------   -------------------
                                                  (10.5)         (14.8)          (0.8)             0.5                (25.6)
                                             ---------------  -----------  -----------------  ------------   -------------------
Financing:
   Issue of common shares                           --             0.5           --               (0.5)              --
   Increase (decrease) in advances to
      related companies                          (108.5)         105.0           (0.1)             3.6               --
   Decrease in revolving loan                     (15.1)        (102.9)          --                --                (118.0)
   Issuance of long-term debt                     212.7           --             --                --                 212.7
   Financing costs                                 (5.2)          --             --                --                  (5.2)
   Decrease in other long-term obligations        (17.3)          (1.1)          --                --                 (18.4)
                                             ---------------  -----------  -----------------  ------------   -------------------
                                                   66.6            1.5           (0.1)             3.1                 71.1
                                             ---------------  -----------  -----------------  ------------   -------------------
Cash, increase (decrease) during period            14.5           16.6           (0.6)             2.8                 33.3
Cash, beginning of period                           --             0.1            2.7             (2.8)              --
                                             ---------------  -----------  -----------------  ------------   -------------------
Cash, end of period                          $     14.5       $   16.7     $      2.1         $   --         $         33.3
                                             ===============  ===========  =================  ============   ===================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS ("MD&A") SHOULD BE READ IN CONJUNCTION WITH THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND SIX-MONTH PERIODS ENDED JUNE 30, 2003 AND JUNE 30, 2002, AND THE THREE-MONTH PERIOD ENDED MARCH 31, 2003.

EFFECTIVE JANUARY 1, 2003, THE COMPANY SEGREGATED ITS KRAFT PAPER
(CONTAINERBOARD) ACTIVITIES FROM ITS PULP AND CONTAINERBOARD BUSINESS SEGMENT AND INCLUDED IT IN ITS SPECIALTIES BUSINESS SEGMENT. SEGMENTED INFORMATION FOR PRIOR PERIODS HAS BEEN RESTATED TO REFLECT THIS CHANGE.

THROUGHOUT THE DISCUSSION, REFERENCE IS MADE TO EBITDA, WHICH REPRESENTS EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION, AND BEFORE OTHER NON-OPERATING INCOME AND EXPENSES. EBITDA, AS DEFINED, EQUATES TO OPERATING EARNINGS (LOSS) PLUS DEPRECIATION AND AMORTIZATION. AS THERE IS NO GENERALLY ACCEPTED METHOD OF CALCULATING EBITDA, THE MEASURE AS CALCULATED BY THE COMPANY MIGHT NOT BE COMPARABLE TO SIMILARLY-TITLED MEASURES REPORTED BY OTHER COMPANIES. EBITDA IS PRESENTED BECAUSE WE BELIEVE IT IS A USEFUL INDICATOR OF A COMPANY'S ABILITY TO MEET DEBT SERVICE AND CAPITAL EXPENDITURE REQUIREMENTS. THE COMPANY INTERPRETS EBITDA TRENDS AS AN INDICATOR OF RELATIVE OPERATING PERFORMANCE. EBITDA SHOULD NOT BE CONSIDERED BY AN INVESTOR AS AN ALTERNATIVE TO NET INCOME, AN INDICATOR OF NORSKE SKOG CANADA LIMITED'S FINANCIAL PERFORMANCE, OR AN ALTERNATIVE TO CASH FLOWS AS A MEASURE OF LIQUIDITY.

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS SET FORTH IN THIS REPORT ARE FORWARD-LOOKING, INCLUDING STATEMENTS WITH RESPECT TO EXPECTED PERFORMANCE IMPROVEMENTS AND COST SAVINGS AND THE OUTLOOK FOR MARKETS, INVENTORIES, PRODUCTION AND PRICING, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THESE STATEMENTS.

RESULTS OF OPERATIONS

The shaky U.S. economic recovery and the plunging U.S. dollar further eroded Canadian pulp and paper producers' operating earnings in the second quarter of 2003.

Demand for most paper grades remained sluggish through the current period. Year-over-year newsprint advertising lineage showed a marginal improvement, and uncoated groundwood specialty grades also recorded only a moderate increase over the same period. On a more positive note, the recent pick-up in demand for coated papers continued through the quarter, up 14.6% year-over-year through May. The North American newsprint price increase of US$50 per tonne announced in the first quarter settled at US$30 per tonne in the current quarter.

The industry operated at less than full production for a variety of reasons, which kept mill newsprint inventories low. The conversion of machines out of certain specialty and newsprint grades continues to improve the market structure.

The rapid erosion of the U.S. dollar versus the Canadian dollar and Euro, combined with higher energy costs, is putting paper producers under severe pressure to raise prices to cover their higher costs of operation. A US$50 per tonne price increase for newsprint for August 1, 2003 has been announced and price increases for many specialty grades are likely to follow this fall.

A combination of the SARS outbreak, a drawdown of inventory by Chinese pulp buyers, and the weakening U.S. dollar dampened pulp demand, particularly in Asia, during the current quarter. After several consecutive months of encouraging gains, prices started slipping towards the end of the period as market conditions softened and Norscan inventory levels moved upwards.

In spite of these challenges, we recorded a number of highlights in the quarter, most notably continued solid progress towards our December 2003 $100 million annualized run-rate performance improvement target and the enhancement of our liquidity through a US$150 million senior notes issue.

CONSOLIDATED

---------------------------------------------------------------------------------------------------------------------
                     Summary of Financial Results (Canadian $ millions unless otherwise stated)
---------------------------------------------------------------------------------------------------------------------
                                                         2002                                      2003
-----------------------------------------------------------------------------------  --------------------------------
                                                           Six    Quarter             Quarter               Six
                                Quarter     Quarter       months   ended    Quarter    ended     Quarter   months
                                 ended       ended        ended     Sept.    ended     March      ended     ended
                                March 31    June 30      June 30    30      Dec. 31     31       June 30   June 30
-----------------------------------------------------------------------------------  --------------------------------
Net sales                       $324.3      $359.8       $684.1    $392.6    $405.6    $385.8    $383.7    $769.5
Operating earnings (loss)        (44.6)      (37.1)       (81.7)     (3.9)    (36.3)    (35.5)    (38.4)    (73.9)
EBITDA                            (2.1)        6.0          3.9      42.4      10.3      11.8       9.6      21.4
Net earnings (loss)              (41.5)      (24.4)       (65.9)    (20.1)    (37.3)    (24.8)    (18.3)    (43.1)
EBITDA margin (1)                (0.60)%       1.7%         0.6%     10.8%     2.5%       3.1%      2.5%      2.8%
Loss per share - basic and      $(0.24)     $(0.13)      $(0.37)   $(0.10)   $(0.18)   $(0.12)   $(0.09)   $(0.21)
diluted
-----------------------------------------------------------------------------------  --------------------------------
Average spot foreign exchange    1.594       1.555        1.574     1.563     1.570     1.510      1.398     1.454
   rate C$/US$ (2)
-----------------------------------------------------------------------------------  --------------------------------
Period-end spot foreign          1.594       1.519        1.519     1.586     1.580     1.469      1.355     1.355
   exchange rate C$/US$ (3)
-----------------------------------------------------------------------------------  --------------------------------
Common shares outstanding at     174.8       205.9        205.9     205.9     205.9     205.9      205.9     205.9
   end of period (in millions)
-----------------------------------------------------------------------------------  --------------------------------
Weighted average common shares   174.8       186.4        180.7     205.9     205.9     205.9      205.9     205.9
   outstanding (in millions)
---------------------------------------------------------------------------------------------------------------------

(1)  EBITDA margin is defined as EBITDA as a percentage of net sales.

(2) Average spot foreign exchange rate is the average Bank of Canada noon spot rate over the reporting period.

(3)  Period end spot foreign exchange rate is the Bank of Canada noon spot rate.

THREE MONTHS ENDED JUNE 30, 2003 COMPARED TO THREE MONTHS ENDED MARCH 31, 2003

For the three months ended June 30, 2003, we incurred a net loss of $18.3 million ($0.09 per common share), and recorded EBITDA of $9.6 million, on net sales of $383.7 million. This compares to the first quarter of 2003 when we recorded a net loss of $24.8 million ($0.12 per common share), and EBITDA of $11.8 million, on net sales of $385.8 million. The net loss for the current quarter included an after-tax foreign exchange gain arising from the translation of U.S. dollar denominated debt of $19.5 million ($0.09 per common share), compared to $12.8 million ($0.06 per common share) in the preceding quarter.

The positive impact of improved pulp and paper prices, further operating cost reductions realized during the current quarter, and the avoidance of the previous quarter's unusual operational upsets were more than offset by a sharply depreciated U.S. dollar, planned major maintenance spending in the current period, and declining net realizable values ("NRVs") on pulp inventory volumes at the end of the quarter.

Our performance improvement initiative delivered additional realized savings of $5 million ($20 million annualized) in the current quarter, on top of the $15 million ($60 million annualized) achieved in the previous quarter, taking our annualized run-rate improvement to $80 million at the end of June. The sources of these gains were similar to those for the first quarter, with improvements in productivity and input costs leading the way. We remain firmly on track to achieve our targeted $100 million of annualized run-rate performance improvements over 2002 results, by the end of this year.

THREE MONTHS ENDED JUNE 30, 2003 COMPARED TO THREE MONTHS ENDED JUNE 30, 2002

Our net loss and EBITDA for the second quarter of 2003 were $18.3 million ($0.09 per common share) and $9.6 million, respectively, on net sales of $383.7 million, compared to the same quarter a year earlier, when we reported a net loss of $24.4 million ($0.13 per common share) and EBITDA of $6.0 million, on net sales of $359.8 million. The net loss for the current quarter included an after-tax gain on translation of US$ debt of $19.5 million ($0.09 per common share) compared to $13.2 million ($0.07 per common share) for the same period in 2002. For the second quarter of 2002, we also recorded an after-tax write-off of deferred financing costs of $10.3 million ($0.06 per common share) associated with repaid term and operating credit facilities, and a release of future income taxes of $9.7 million ($0.05 per common share).

Successful cost reduction initiatives, improved pulp and newsprint transaction prices, higher paper sales volumes, and the growth of our higher-value specialties business positively impacted earnings. These were largely offset, however, by an almost 11% decline in the value of the U.S. dollar, higher energy and de-inked pulp ("DIP") costs, higher timing-related planned shutdown costs, and a higher proportion of lower-value offshore sales.

SIX MONTHS ENDED JUNE 30, 2003 COMPARED TO SIX MONTHS ENDED JUNE 30, 2002

For the first six months of 2003, we recorded a net loss of $43.1 million ($0.21 per common share) and EBITDA of $21.4 million on net sales of $769.5 million. This compares favourably to the same period a year earlier, when we reported a net loss of $65.9 million ($0.37 per common share) and EBITDA of $3.9 million, on net sales of $684.1 million. Our net loss in the current year included an after-tax gain on translation of US$ debt of $32.3 million ($0.16 per common share). The net loss for the first half of 2002 included an after-tax write-off of deferred financing costs of $10.3 million ($0.06 per common share), an after-tax gain on translation of US$ debt of $13.4 million ($0.07 per common share) and a release of future income taxes of $9.7 million ($0.05 per common share).

The $17.5 million improvement in EBITDA for the most part reflected stronger demand for our paper products, the realization of various manufacturing, freight, and selling, general and administrative ("SG&A") cost savings, improved pulp and newsprint prices, as well as a higher proportion of specialties in the current period's sales mix. A significantly weaker U.S. dollar, lower specialty paper prices, and increased energy costs partially offset these gains.

SPECIALTIES

---------------------------------------------------------------------------------------------------------------------------
                        Summary of Financial Results (Canadian $ millions unless otherwise stated)
---------------------------------------------------------------------------------------------------------------------------
                                                         2002                                           2003
---------------------------------------------------------------------------------------    --------------------------------
                                                         Six     Quarter                    Quarter                 Six
                              Quarter     Quarter       months    ended       Quarter       ended      Quarter    months
                               ended       ended        ended      Sept.       ended        March       ended      ended
                              March 31    June 30      June 30     30         Dec. 31        31        June 30    June 30
---------------------------------------------------------------------------------------    --------------------------------
Net Sales                      $188.4     $192.1       $380.5     $217.3        $237.2       $213.3    $214.9     $428.2
EBITDA                           25.6       15.4         41.0       30.3          18.6         14.4      15.7       30.1
Operating earnings (loss)         4.9       (5.7)        (0.8)       5.9          (6.4)       (10.0)     (9.8)     (19.8)
EBITDA Margin                    13.6%       8.0%        10.8%      14.0%          7.8%         6.8%      7.3%       7.0%

Sales (000 tonnes)              206.6      225.9        432.5      252.0         275.3        261.7     266.8      528.5
Production (000 tonnes)         215.3      224.8        440.1      271.6         267.6        260.9     277.1      538.0

Average net sales revenue      $912       $850         $880       $862          $862         $815      $805       $810
   per tonne
Average cash costs per          788        782          785        742           794          760       747        753
   tonne (1)
---------------------------------------------------------------------------------------------------------------------------

(1) Average cash costs per tonne for these purposes include selling, general, and administrative costs.

THREE MONTHS ENDED JUNE 30, 2003 COMPARED TO THREE MONTHS ENDED MARCH 31, 2003

Our specialties business recorded EBITDA of $15.7 million, and an operating loss of $9.8 million, on net sales of $214.9 million for the current quarter, similar to the previous quarter's results where we generated EBITDA of $14.4 million, and recorded an operating loss of $10.0 million, on net sales of $213.3 million.

Sales volumes increased by 5,100 tonnes, or 1.9%, from the previous quarter, primarily reflecting stronger demand for our hi-brite and soft-calendered specialty papers. Average net sales revenue decreased by $10 per tonne, or 1.2%, as price gains across most grades, particularly lightweight coated paper, were more than offset by the impact of the ailing U.S. dollar.

Improved average cash costs of $13 per tonne, or 1.7%, were achieved despite planned annual maintenance shutdowns at three of our four divisions during the current period. Further reductions in the amount of higher-cost kraft used as a furnish, lower coating costs, the avoidance of costs connected with our previous quarter's operational upsets, and other cost savings realized during the current period were partly offset by higher spending associated with the annual planned maintenance shutdowns and increased chip fibre costs driven by higher pulp prices.

THREE MONTHS ENDED JUNE 30, 2003 COMPARED TO THREE MONTHS ENDED JUNE 30, 2002

Our current quarter's results improved marginally compared to the same quarter last year when we recorded EBITDA of $15.4 million, and an operating loss of $5.7 million, on net sales of $192.1 million.

Increased sales volumes of 40,900 tonnes, or 18.1%, reflected improved demand for our specialty papers, particularly for directory, hi-brite, and soft-calendered grades. Average net sales revenue for the current quarter decreased by $45 per tonne, or 5.3% primarily due to the combination of a weaker U.S. dollar, a lower-value sales mix for uncoated specialty papers, and lower directory contract prices.

Average cash costs improved by $35 per tonne, or 4.5%, as various cost reduction initiatives, resulting in reduced kraft, coating, chemical, and SG&A costs, as well as lower unit fixed costs arising from increased production volumes, outweighed the lesser impact of scheduled maintenance shutdowns and higher energy costs in the current period. In 2002, most of our planned maintenance took place in the last quarter of the year.

SIX MONTHS ENDED JUNE 30, 2003 COMPARED TO SIX MONTHS ENDED JUNE 30, 2002

Our specialties business generated EBITDA of $30.1 million, and recorded an operating loss of $19.8 million, on net sales of $428.2 million for the first six months of 2003, compared to EBITDA of $41.0 million, and an operating loss of $0.8 million, on net sales of $380.5 million for the six months ended June 30, 2002.

Sales volumes increased 96,000 tonnes, or 22.2%, reflecting improved demand across all specialty paper grades. Average net sales revenue declined by $70 per tonne, or 8.0%, reflecting lower average transaction prices across all grades except for kraft paper, a lower-value customer and geographic mix, and a weaker U.S. dollar.

Average cash costs for the first half of 2003 improved by $32 per tonne, or 4.1%, from the same period in 2002. Reduced unit fixed costs resulting from higher production volumes in the current period, various cost-reduction initiatives, and lower overhead costs were the primary factors contributing to the improvement. Higher energy and maintenance costs partly offset these gains.

NEWSPRINT

--------------------------------------------------------------------------------------------------------------------------
                       Summary of Financial Results (Canadian $ millions unless otherwise stated)
--------------------------------------------------------------------------------------------------------------------------
                                                        2002                                         2003
------------------------------------------------------------------------------------  ------------------------------------
                                 Quarter    Quarter  Six months    Quarter   Quarter   Quarter    Quarter     Six months
                                  ended      ended      ended       ended     ended     ended      ended        ended
                                March 31    June 30    June 30    Sept. 30   Dec. 31  March 31    June 30      June 30
------------------------------------------------------------------------------------  ------------------------------------
Net Sales                       $ 91.0     $112.0      $203.0     $117.1     $120.5     $114.6     $113.3        $227.9
EBITDA                           (12.3)      (8.2)      (20.5)       0.9       (3.0)      (2.7)      (1.4)         (4.1)
Operating earnings (loss)        (27.8)     (23.7)      (51.5)     (15.2)     (19.3)     (18.5)     (16.7)        (35.2)

EBITDA Margin                    (13.5)%     (7.3)%     (10.1)%      0.8%      (2.5)%     (2.4)%     (1.2)%        (1.8)%

Sales (000 tonnes)               150.6      198.5       349.1      201.6      198.8      195.6      195.4         391.0
Production (000 tonnes)          150.0      197.3       347.3      201.8      198.1      199.6      186.2         385.8

Average net sales revenue per   $604       $564        $581       $581       $606       $586       $580          $583
   tonne

Average cash costs per tonne     686        606         640        577        621        600        587           593

Newsprint 48.8 gsm, West Coast   462        440         451        452        472        470        495           483
   Delivery (US$ per tonne) (1)
--------------------------------------------------------------------------------------------------------------------------

(1)  Benchmark prices are sourced from Resource Information Systems, Inc.

THREE MONTHS ENDED JUNE 30, 2003 COMPARED TO THREE MONTHS ENDED MARCH 31, 2003

Our newsprint business recorded negative EBITDA of $1.4 million, and an operating loss of $16.7 million, on net sales of $113.3 million for the current quarter, compared to negative EBITDA of $2.7 million, and an operating loss of $18.5 million, on net sales of $114.6 million for the prior quarter.

Second quarter newsprint sales volumes remained largely unchanged from the levels of the previous quarter. Average net sales revenue decreased by $6 per tonne, or 1.0%. The adverse impact on earnings of the weaker U.S. dollar and a higher proportion of lower-value offshore sales was partly offset by improved transaction prices.

Average cash costs improved $13 per tonne, or 2.2%, from the previous quarter. Various cost savings achieved, as well as the avoidance of the prior quarter's operational upsets, were partly offset by the impact of costs incurred during the annual maintenance shutdowns.

THREE MONTHS ENDED JUNE 30, 2003 COMPARED TO THREE MONTHS ENDED JUNE 30, 2002

Our current quarter's results were a noticeable improvement over the comparable period in 2002 when we recorded negative EBITDA of $8.2 million, and an operating loss of $23.7 million, on net sales of $112.0 million.

Newsprint sales volumes declined by 3,100 tonnes, or 1.6%, primarily as a result of the growth in our specialties paper business. Average net net sales revenue improved by $16 per tonne, or 2.8%. The positive impact of higher transaction prices was partly offset by unfavourable foreign exchange movements.

Average cash costs improved by $19 per tonne, or 3.1%, compared to the same quarter a year earlier. Cost-saving initiatives, including reduced furnish and chemical costs, and improved overhead costs, more than offset higher energy costs and higher costs associated with timing-related maintenance shutdowns.

SIX MONTHS ENDED JUNE 30, 2003 COMPARED TO SIX MONTHS ENDED JUNE 30, 2002

For the six months ended June 30, 2003, we recorded negative EBITDA of $4.1 million, and an operating loss of $35.2 million, on net sales of $227.9 million compared to the same period last year when we recorded negative EBITDA of $20.5 million, and an operating loss of $51.5 million, on net sales of $203.0 million.

Sales volumes increased by 41,900 tonnes, or 12.0%, primarily reflecting significant market downtime taken in the early part of 2002. This was partially offset by higher scheduled maintenance downtime in the current period. Average net sales revenue was in line with the same period of 2002, with a weaker U.S. dollar offsetting higher transaction prices.

Average cash costs improved by $47 per tonne, or 7.3%. Lower kraft consumption, more efficient chemical and energy usage, reduced SG&A costs and improved unit fixed costs related to lower downtime taken in the current period were the primary factors contributing to the improvement. Higher energy costs partly offset these gains.

PULP

-------------------------------------------------------------------------------------------------------------------------------
                          Summary of Financial Results (Canadian $ millions unless otherwise stated)
-------------------------------------------------------------------------------------------------------------------------------
                                                           2002                                            2003
-----------------------------------------------------------------------------------------   -----------------------------------
                                  Quarter      Quarter    Six months    Quarter   Quarter    Quarter    Quarter    Six months
                                   ended        ended        ended       ended     ended      ended      ended        ended
                                 March 31      June 30      June 30    Sept. 30   Dec. 31    March 31   June 30      June 30
-----------------------------------------------------------------------------------------   -----------------------------------
Net Sales                        $ 44.9        $ 55.7       $100.6      $ 58.2     $ 47.9     $ 57.9     $ 55.5      $113.4

EBITDA                            (15.4)         (1.2)       (16.6)       11.2       (5.3)       0.1       (4.7)       (4.6)
Operating earnings (loss)         (21.7)         (7.7)       (29.4)        5.4      (10.6)      (7.0)     (11.9)      (18.9)

EBITDA Margin                     (34.3)%        (2.2)%      (16.5)%      19.2%     (11.1)%      0.2%      (8.5)%      (4.1)%

Sales (000 tonnes)                 85.8         107.6        193.4        97.7       90.1      103.9       89.9       193.8
Production (000 tonnes)            80.4         101.8        182.2        98.3       93.8       99.0       93.7       192.7

Average net sales revenue per    $523          $518         $520        $596       $532       $557       $617        $585
   tonne

Average cash costs per tonne      703           529          606         481        591        556        670         609

NBSK pulp, Northern Europe        443           457          450         485        447        480        550         515
   Delivery (US$ per tonne) (1)
-------------------------------------------------------------------------------------------------------------------------------

(1)  Benchmark prices are sourced from Resource Information Systems, Inc.

THREE MONTHS ENDED JUNE 30, 2003 COMPARED TO THREE MONTHS ENDED MARCH 31, 2003

Our pulp business recorded negative EBITDA of $4.7 million, and an operating loss of $11.9 million, on net sales of $55.5 million for the second quarter of 2003, compared to EBITDA of $0.1 million, and an operating loss of $7.0 million, on net sales of $57.9 million for the previous quarter.

Sales volumes decreased by 14,000 tonnes, or 13.5%, primarily due to a combination of inventory replenishment, softening markets towards the end of the current quarter, and our annual scheduled Kamyr digester maintenance shutdown at Crofton. These factors outweighed the impact of our Elk Falls recovery boiler shutdown in the prior period.

Average net sales revenue for the current quarter increased by $60 per tonne, or 10.8%, reflecting the significant improvement in transaction prices, following three consecutive price increases implemented from February through April. Unfavourable foreign exchange movements partially offset these positive factors.

Average cash costs increased by $114 per tonne, or 20.5%, over the preceding quarter primarily due to Crofton's Kamyr digester shutdown, and declining NRVs on inventory volumes at the end of the quarter, in contrast to rising NRVs at the end of the preceding quarter.

THREE MONTHS ENDED JUNE 30, 2003 COMPARED TO THREE MONTHS ENDED JUNE 30, 2002

Our financial results for the current quarter were marginally lower compared to the same quarter of 2002 when we recorded negative EBITDA of $1.2 million, and an operating loss of $7.7 million, on net sales of $55.7 million.

Sales volumes were lower by 17,700 tonnes, or 16.5%, primarily reflecting the re-scheduling of our 2003 annual Crofton Kamyr maintenance shutdown from March to May and weakening global demand towards the end of the current quarter.

Average net sales revenue rose significantly by $99 per tonne, or 19.1%, reflecting higher transaction prices, which more than offset unfavourable foreign exchange movements.

Average cash costs increased by $141 per tonne, or 26.7%. Higher costs associated with re-scheduling our annual Crofton Kamyr digester maintenance shutdown, declining NRVs on inventory volumes, driven by softening pulp markets at the end of the current quarter, in contrast to improving NRVs for the same period last year, and higher energy costs were the principal factors accounting for the increase. Lower unit costs resulting from a less extensive maintenance shutdown at Elk Falls in the current quarter mitigated the increased unit costs.

SIX MONTHS ENDED JUNE 30, 2003 COMPARED TO SIX MONTHS ENDED JUNE 30, 2002

Our pulp business recorded negative EBITDA of $4.6 million, and an operating loss of $18.9 million, on net sales of $113.4 million for the six months ended June 30, 2003, compared to negative EBITDA of $16.6 million, and an operating loss of $29.4 million, on net sales of $100.6 million for the six months ended June 30, 2002.

Sales volumes were largely unchanged from the same period in 2002. Increased requirements from our paper production facilities during the current period were met by taking less market and maintenance downtime.

Average net sales revenue increased by $65 per tonne, or 12.5%, from the same period last year. Stronger pulp prices significantly outweighed the impact of the weaker U.S. dollar.

Average cash costs changed only slightly period-over-period. Production efficiencies and reduced maintenance costs in the current period were offset by higher energy and overhead costs.

FINANCIAL POSITION AND LIQUIDITY

  -------------------------------------------------------------------------------------------------------------------------------
                            Summary of Financial Results (Canadian $ millions unless otherwise stated)
  -------------------------------------------------------------------------------------------------------------------------------
                                                                   2002                                       2003
  --------------------------------------------------------------------------------------------   --------------------------------
                                           Quarter    Quarter   Six months   Quarter   Quarter   Quarter    Quarter   Six months
                                            ended      ended       ended      ended     ended     ended      ended      ended
                                           March 31   June 30     June 30   Sept. 30   Dec. 31   March 31   June 30    June 30
  --------------------------------------------------------------------------------------------   --------------------------------
  Cash provided (used) by operations       $(27.0)    $(20.5)    $(47.5)     $28.0     $(4.6)     $(4.7)    $(2.2)     $(6.9)
     (before  changes in non-cash working
     capital)
  Movement in non-cash working capital       20.5       14.9       35.4      (75.1)     61.2      (27.6)     22.3       (5.3)
  Capital spending                            9.4       17.5       26.9       13.6      41.7       13.8      27.6       41.4
  Capital spending as % of depreciation      22%        41%        31%        29%       89%        30%       58%        43%
     and amortization
  Total debt to total
    capitalization (1)(2)                    54%        41%        41%        44%       44%        44%       45%        45%


  Net debt to net capitalization (3)(4)      51%        41%        41%        44%       44%        44%       44%        44%
  -------------------------------------------------------------------------------------------------------------------------------

(1)  Total debt is comprised of long-term debt, including current portion.

(2)  Total capitalization is comprised of total debt and shareholders' equity.

(3)  Net debt is comprised of total debt, less cash on hand.

(4) Net capitalization is comprised of total debt, less cash on hand, and shareholders' equity.

CHANGES IN FINANCIAL POSITION

Cash flow provided by operating activities, after changes in non-cash working capital, for the quarter ended June 30, 2003 was $20.1 million, compared to negative $5.6 million for the second quarter of 2002 and negative $32.3 million for the previous quarter ended March 31, 2003. The positive movement in non-cash working capital reflected improved accounts receivable collections and the timing of planned maintenance spending at the end of 2002. This was partly offset by a build-up of closing inventories in the current period.

Our capital spending for the quarter ended June 30, 2003, totalled $27.6 million, compared to $17.5 million for the same quarter in 2002, and $13.8 million for the first quarter of 2003. The current quarter's spending included the continuation of several projects initiated in late 2002, including the recovery boiler rebuild at Elk Falls and the upgrade to our thermomechanical pulp facility at Crofton.

LIQUIDITY

In May 2003, we completed an offering of US$150 million 8.625% senior notes which are repayable in June 2011. The notes were sold at a price of 102.953% of par to yield 8%. We used $134 million of the $213 million proceeds from the offering to repay the outstanding balance on our revolving operating loan; the remainder is being applied for general corporate purposes.

During the quarter, we negotiated certain amendments to our revolving operating loan of $350 million, including an option to increase the borrowing base, and agreement to extend the maturity for $335 million of the loan by one year, to July 2006. We elected to change the borrowing base formula, which will result in increased availability effective July 31, 2003. As of June 30, 2003, we had an undrawn balance of $285 million available under this secured operating loan, as well as $33 million of cash on hand. Our net debt to net capitalization as of June 30, 2003 was 44%.

We remain in compliance with the covenants under our credit facilities and bond indentures. Our Consolidated Fixed Charge Ratio, however, continues to be below the 2.0:1 threshold of the bond indentures, which, while not constituting a default, prohibits the payment of dividends and limits the amount of additional debt we can incur.

OUTLOOK

Uncertainty continues to cloud the market outlook for paper and pulp products. Slowly improving consumer and stock market optimism, in part related to U.S. fiscal initiatives to stimulate business investment and consumer spending, has been tempered by few concrete signs of an imminent turnaround in the performance of the U.S. and global economies.

The anticipated slow but gradual improvement in newsprint demand, continuing low inventory levels, and foreign exchange related pressures will assist newsprint producers in implementing the August 1, US$50 per tonne price increase for North American markets in the third quarter. Price increases for coated, soft-calendered, and hi-brite papers are also likely in the fall, the busiest season of the year for commercial printers.

An expected resumption of pulp re-stocking by Chinese buyers and potential fibre shortages in Eastern Canada in the third quarter of 2003 should ensure that the current price weakness is short-lived, and pave the way for prices to regain upward momentum before the end of the year.

Any significant improvement in pulp and paper producers' earnings ultimately hinges on a sustainable U.S. and global economic recovery, which possibly will not materialize before the end of this year.

The majority of our fibre suppliers have employees who are represented by the Industrial Wood and Allied Workers' union ("IWA"). The IWA's collective agreements have recently expired and collective bargaining is currently underway. The outcome of these negotiations and the impact, if any, on our operations is not currently determinable.

Given the current climate, our top priorities for the balance of 2003 remain achieving our targeted $100 million of annualized run-rate performance improvements by December 31, preserving our cash flow, and continuing to balance production levels with customer demand.

FORWARD-LOOKING STATEMENTS

This prospectus supplement includes "forward-looking statements." All statements, other than statements of historical facts, included in this prospectus supplement that address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as future cost savings and performance improvements, synergies or capital expenditures (including the amount and nature thereof), product prices and strength of markets, business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of our company's businesses and operations, plans, references to future success and other such matters are forward-looking statements. When used in this prospectus supplement, the words "estimate," "project," "anticipate," "expect," "intend," "believe", "will" and similar expressions are intended to identify forward-looking statements.

These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. These forward-looking statements are not representations or guarantees as to future performance.

Whether actual future results and developments will conform with expectations and predictions is subject to a number of risks and uncertainties, including the considerations discussed in the Risk Factors section of the attached prospectus and the Management's Discussion and Analysis of Financial Condition and Results of Operations section of this prospectus supplement.

Consequently, all of the forward-looking statements made in this prospectus supplement are qualified by these cautionary statements and we cannot assure you that the actual results or developments anticipated by us will be realized. We undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events.